  Exhibit 3.2
AMENDED AND RESTATED ARTICLES OF INCORPORATION
OF
Novusterra Inc

ARTICLE I
CORPORATE NAME

The name of this Corporation shall be Novusterra Inc.

ARTICLE II
PRINCIPAL OFFICE AND MAILING ADDRESS

The principal office and mailing address of the Corporation is 7135 Collins Avenue, No. 624, Miami Beach, Florida 33141.

ARTICLE III
NATURE OF BUSINESS AND POWERS

The general nature of the business to be transacted by this Corporation shall be to engage in any and all lawful business permitted under the laws of the United States and the State of Florida.

ARTICLE IV
CAPITAL STOCK

The maximum number of shares of capital stock that this Corporation shall be authorized to issue and have outstanding at any one time shall be Three Billion (3,000,000,000) at no par value per share of which the number of designated shares of Class A Common Stock shall change from 2,400,000,000 to (1) 2,600,000,000 shares designated as “Common Stock”, at no par value per share, (2) 200,000,000 shares that was previously designated as Class B Common Stock, at no par value per share shall be cancelled, and (3) 400,000,000 shares of Preferred Stock, par value of at no par value per share shall remain the same.

The Common Stock shall be changed to be designated as follows:

1.
Designation and Number of Shares. The Common Stock shall be designated “Common Stock” at no par value per share, and the number of shares constituting of the Common Stock shall be 2,600,000,000 shares.

2.
Voting Rights. The holders of Common Stock shall be entitled to one vote per share.

3.
Dividends. Holders of Common Stock shall be entitled to dividends as shall be declared by the Corporation’s Board of Directors from time to time.

The Class B Common Stock that was designated at the initial incorporation date shall be cancelled.

The Preferred Stock shall remain designated as follows:

1.
Designation and Number of Shares. The Preferred Stock shall be designated as “Preferred Stock” at no par value per share, and the number of shares constituting the Preferred Stock shall be 400,000,000 shares.

2.
Classes and Series. Classes and series of the Preferred Stock may be created and issued from time to time, with such designations, preferences, conversion rights, cumulative, relative, participating, optional or other rights, including voting rights, qualifications, limitations or restrictions thereof as shall be stated and expressed in the resolution or resolutions providing for the creation and issuance of such classes or series of Preferred Stock as adopted by the Board of Directors.

ARTICLE V
TERM OF EXISTENCE

This Corporation shall have perpetual existence.

ARTICLE VI
INITIAL OFFICERS AND DIRECTORS

The number of directors to constitute the Board of Directors shall be such number as fixed by a resolution adopted by the Board of Directors and initially shall be a maximum of ten in number:

The name and address of the officers and the directors will be as follows:

Mark C Jensen- Chairman of Board of Directors
12115 Visionary Way, Suite 174
Fishers, IN 46038

Indrajith Andrew Weeraratne- Director
7135Collins Ave, No. 624
Miami Beach, FL 33141

ARTICLE VII
REGISTERED AGENT AND
REGISTERED OFFICE IN FLORIDA

The Registered Agent and the street address of the initial Registered Office of this Corporation in the State of Florida shall be:

Indrajith A. Weeraratne
7135 Collins Avenue, No. 624
Miami Beach, Florida 33141

ARTICLE VIII
INCORPORATOR

The name and the address of the Incorporator is:

Indrajith A. Weeraratne
7135 Collins Avenue, No. 624
Miami Beach, Florida 33141

ARTICLE IX
INDEMNIFICATION

To the fullest extent permitted by the Florida Business Corporation Act, the Corporation shall indemnify, or advance expenses to, any person made, or threatened to be made, a party to any action, suit or proceeding by reason of the fact that such person (i) is or was a director of the Corporation; (ii) is or was serving at the request of the Corporation as a director of another corporation, provided that such person is or was at the time a director of the Corporation; or (iv)is or was serving at the request of the Corporation as an officer of another Corporation, provided that such person is or was at the time a director of the corporation or a director of such other corporation, serving at the request of the Corporation. Unless otherwise expressly prohibited by the Florida Business Corporation Act, and except as otherwise provided in the previous sentence, the Board of Directors of the Corporation shall have the sole and exclusive discretion, on such terms and conditions as it shall determine, to indemnify, or advance expenses to, any person made, or threatened to be made, a party to any action, suit, or proceeding by reason of the fact such person is or was an officer, employee or agent of the Corporation as an officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. No person falling within the purview of this paragraph may apply for indemnification or advancement of expenses to any court of competent jurisdiction.

ARTICLE X
CONTROL SHARE ACQUISITION STATUTE INAPPLICABLE

Section 607.0902 of the Florida Statutes regarding control share acquisitions is not applicable to this Corporation and shall not have any effect upon the voting rights relating to issued and outstanding shares of capital stock of the Corporation.

IN WITNESS WHEREOF, the Corporation has caused this Articles of Incorporation to be duly adopted by its Board of Directors on April 13, 2021 and approved by its shareholders in accordance with the provisions of Section 607.0602 of the Florida Business Corporation Act, and to be executed in its corporate name this April 13, 2021.

Novusterra Inc.

By: /S/ I. Andrew Weeraratne
Indrajith A. Weeraratne,
 Incorporator/Director

CERTIFICATE DESIGNATING REGISTERED AGENT

AND OFFICE FOR SERVICE FOR PROCESS

Novusterra Inc. a corporation existing under the laws of the State of Florida with its principal office and mailing address at 7135 Collins Avenue, No. 624, Miami Beach, Florida 33141, with Indrajith A. Weeraratne, whose address is 7135 Collins Avenue, No. 624, Miami Beach, Florida 33141 remaining as its agent to accept service of process within the State of Florida.

ACCEPTANCE:

Having been named to accept service of process for the above-named Corporation, at the place designated in this Certificate, I hereby accept the appointment as Registered Agent, and agree to comply with all applicable provisions of law. In addition, I hereby state that I am familiar with and accept the duties and responsibilities as Registered Agent for said Corporation.

/S/ I. Andrew Weeraratne
Indrajith A. Weeraratne
7135 Collins Avenue, No. 624
Miami Beach, Florida 33141